UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2017

GlycoMimetics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36177	06-1686563
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9708 Medical Center Drive

Rockville, MD 20850

(Address of principal executive offices, including zip code)

(240) 243-1201

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2017, the Board of Directors (the “Board”) of GlycoMimetics, Inc. (the “Company”) appointed Scott Koenig, M.D., Ph.D. to serve as a director of the Company and a member of the Nominating and Corporate Governance Committee of the Board.  Dr. Koenig will serve as a Class II director whose term will expire at the 2019 Annual Meeting of Stockholders.  There is no arrangement or understanding between Dr. Koenig and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Dr. Koenig and any of the Company’s other directors or executive officers.  The Company is not aware of any transaction involving Dr. Koenig requiring disclosure under Item 404(a) of Regulation S-K. Additional information about Dr. Koenig is set forth below.

Scott Koenig, M.D., Ph.D., age 64, has served as a member of our Board since March 2017.  Dr. Koenig has served as President and Chief Executive Officer and a director of Macrogenics, Inc., a public company (NASDAQ: MGNX) since September 2001 and was one of its co-founders. Prior to joining Macrogenics, Dr. Koenig served as Senior Vice President of Research at MedImmune, Inc., where he participated in the selection and maturation of their product pipeline. From 1984 to 1990, he worked in the Laboratory of Immunoregulation at the National Institute of Allergy and Infectious Diseases at the National Institutes of Health, where he investigated the immune response to retroviruses and studied the pathogenesis of AIDS. Dr. Koenig currently serves as Chairman of the Board of Directors of Applied Genetic Technologies Corporation, a public company (NASDAQ: AGTC), and the Children’s Research Institute. Additionally, Dr. Koenig serves on the Board of Directors of Children’s National Medical Center, the International Biomedical Research Alliance, and the Biotechnology Innovation Organization.

In accordance with the Company’s compensation policy for non-employee directors, upon his appointment as a director, Dr. Koenig was granted a nonqualified stock option to purchase 22,000 shares of the Company’s common stock at an exercise price of $6.59, the closing price of the Company’s common stock on the date of grant.  This option will vest and become exercisable in three equal installments on the first, second and third anniversaries of the date of grant subject to Dr. Koenig’s Continuous Service (as defined in the Company’s 2013 Equity Incentive Plan) through such vesting periods.  Additionally, Dr. Koenig will be entitled to receive a $35,000 annual retainer for his service as director and a $4,000 annual retainer for his service on the Nominating and Corporate Governance Committee.  At each annual stockholder meeting following which Dr. Koenig’s term as a director continues, Dr. Koenig will be entitled to receive an additional nonqualified stock option to purchase 11,000 shares of the Company’s common stock, which option will vest and become exercisable over a one-year period following the date of grant.  Dr. Koenig has also entered into the Company’s standard form of indemnification agreement.

Resignation of John J. Baldwin, Ph.D. as a Member of the Board of Directors

On March 9, 2017, John J. Baldwin Ph.D., notified the Board of his intention to resign as a director of the Company at the conclusion of the Company’s 2017 Annual Meeting of Stockholders to be held on May 25, 2017.  Dr. Baldwin will remain a Member of the Nominating and Corporate Governance Committee and Audit Committee of the Board until the conclusion of the 2017 Annual Meeting of Stockholders.

“On behalf of the Board and the entire GlycoMimetics team, we wish to thank Jack for his service over the years and wish him well in his future endeavors. Jack was a founding board member of GlycoMimetics and his guidance has been invaluable to the Company,” said Rachel K. King, Chief Executive Officer of the Company.

Item 7.01             Regulation FD Disclosure.

On March 13, 2017, the Company issued a press release announcing Dr. Koenig’s appointment to the Board.  A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report. The information contained in the press release furnished as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01 Exhibits.

(d) Exhibits

Exhibit
Number	Exhibit Description
99.1	Press Release dated March 13, 2017, “GlycoMimetics Appoints Scott Koenig of Macrogenics to Board of Directors.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLYCOMIMETICS, INC.

By:	/s/ Brian M. Hahn
Date: March 13, 2017	Brian M. Hahn
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
99.1	Press Release dated March 13, 2017, “GlycoMimetics Appoints Scott Koenig of Macrogenics to Board of Directors.”